Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atossa Therapeutics, Inc.

Seattle, Washington

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 26, 2020, relating to the consolidated financial statements of Atossa Therapeutics, Inc. (the “Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP

Seattle, Washington

November 20, 2020